Exhibit 16.1

October 10, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sirs/Mesdames:

We have read the statements made by Alpha Cognition Inc. included under Item 4.01 of its Form 8-K dated October 10, 2025, which we understand will be filed with the Securities and Exchange Commission. We agree with such statements except that we are not in a position to agree or disagree with the statements concerning the new independent registered public accounting firm.

Yours truly,

/s/ MANNING ELLIOTT LLP

MANNING ELLIOTT LLP